Contact:
Yuhe International, Inc.	CCG Investor Relations Inc.
Mr. Vincent Hu, CFO	Mr. Crocker Coulson, President
Phone: +86-536-7300-667	Phone: +1-646-213-1915 (New York)
Email: vincent.hu@yuhepoultry.com	Email: crocker.coulson@ccgir.com
www.yuhepoultry.com	Mr. Graham Reed, Financial Writer
Phone: +1-646-213-1915
Email: graham.reed@ccgir.com
www.ccgirasia.com

Yuhe International, Inc. Announces Preliminary Unaudited
Results for the Fourth Quarter Ended December 31, 2008

Weifang, Shandong province, P.R.C. February 17, 2009 – Yuhe International, Inc. (OTC BB: YUII) (“Yuhe” or “the Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today announced its preliminary unaudited results for the fourth quarter ended December 31, 2008.

Based on preliminary unaudited results estimated by the Company’s management and subject to changes, Yuhe generated revenue in the fourth quarter of 2008 of approximately $17.0 million to $19.0 million, with full year pro forma revenue of approximately $34.8 million to $36.8 million. Net income for the quarter was approximately $7.5 million to $8.0 million, or $0.47 to $0.50 per fully diluted share, with pro forma net income for fiscal 2008 of approximately $10.5 million to $11.0 million, or $0.68 to $0.71 per fully diluted share. These preliminary unaudited results exceed management’s previous guidance that it would achieve its “make good” target of $28.0 million in revenues and $9.0 million in net income for the year ended December 31, 2008.

Preliminary unaudited results are estimated by the Company’s management and are subject to change pending a final audit to be reported on Form 10-K. Preliminary unaudited pro forma results for fiscal year 2008 are based on the consolidated unaudited results of Weifang Yuhe Poultry Co. Ltd. (''PRC Yuhe'') and Weifang Taihong Feed Co. Ltd. (''Taihong''), the Company's two operating subsidiaries for the full fiscal year 2008. Reported results for the same period will include the Company’s consolidated operations from February 1 through December 31, 2008. The Company considers pro form results useful to investors as they are more indicative of the underlying performance of the business as currently constituted.

“We are extremely pleased with our preliminary unaudited results for the fourth quarter, which will allow us to surpass our make good provisions for 2008 if confirmed after our audit,” said Mr. Gao, CEO of Yuhe International, Inc. “We were able to perform strongly due to solid market demand for our high quality broilers and increased operating capacity with three new breeder farms introduced in 2008. Although the current economic environment remains challenging, we will work hard towards meeting or exceeding our 2009 make good provisions. We plan on releasing full year guidance for our 2009 fiscal year when we report our 2008 results,” added Mr. Gao.

About Yuhe International, Inc.

Founded in 1996, Yuhe is the second largest day-old broiler breeder in China. The Company’s main operations involve breeding, as all broilers are sold within a day of hatching. With headquarters in Weifang, Shandong province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd. which largely supplies the Company’s internal demand for chicken feed. Currently, 85% of the Company’s sales are in Shandong province with a customer base of 27 local agents. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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